Exhibit 3

tr^, Avricore

stos Health

Avricore Health Inc.

Suite 1120 — 789 West Pender Street

Vancouver, British Columbia V6C 1H2

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 18, 2026

NOTICE IS HEREBY GIVEN that the annual general meeting (the “Meeting”) of Avricore Health Inc. (the “Company” or “AVRICORE”) will be held at Suite 1120 — 789 West Pender Street, Vancouver, British Columbia, V6C 1H2 on Thursday, June 18, 2026 at 10:00 a.m. (Vancouver time) for the following purposes:

1.	to receive the audited financial statements of the Company for the financial year ended December 31, 2025, together with the auditor’s report thereon;

2.	to fix the number of directors at six (6);

3.	to elect directors of the Company for the ensuing year;

4.	to appoint Manning Elliot LLP, Chartered Professional Accountants, as the Company’s auditors for the ensuing year, and to authorize the directors to fix the remuneration to be paid to the auditors for the ensuing year; and

5.	to transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

Specific details of the matters proposed to be put before the Meeting are set forth in the Information Circular. The Corporation is offering its shareholders the option to listen and participate (but not vote) at the Meeting in real time by Zoom Meeting at the following coordinates:

https://us02web.zoom.us/j/86911074786?pwd=BWOzaGGy5LZC6DKSNCLmAQRFuU30eD.1 Meeting ID: 869 1107 4786 Passcode: 993558

Shareholders of the Company of record at the close of business on May 14, 2026, will be entitled to receive notice of and vote at the Meeting. Shareholders of the Company who are unable to attend the Meeting are requested to complete, sign, date and return the enclosed form of proxy indicating your voting instructions. A proxy will not be valid unless it is deposited at the office of Computershare Investor Services Inc., Attention: Proxy Department, 510 Burrard Street, Vancouver, British Columbia, V6C 3A8, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time fixed for the Meeting or any adjournment(s) or postponement(s) thereof. Alternatively, a proxy may be voted over the internet at www.investorvote.com, by facsimile within North America toll-free at 1-866-249-7775, or outside North America at 1-416-263-9524, or by telephone within North America toll-free at 1-866-732-8683, or outside North America at 1-312-588-4290. If you are not a registered shareholder of the Company, please refer to the accompanying Information Circular for information on how to vote your shares.

DATED at Vancouver, British Columbia, this 14th day of May 2026.

BY ORDER OF THE BOARD OF DIRECTORS:

“David Hall”
David Hall, Chairman of the Board of Directors

Registered shareholders of the Company unable to attend the Meeting are requested to date, sign and return their form of proxy in the enclosed envelope or to vote by telephone or facsimile or using the internet in accordance with the instructions on the form of proxy. If you are a non-registered shareholder of the Company and receive these materials through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by your broker or by the other intermediary. Failure to do so may result in your shares not being eligible to be voted by proxy at the Meeting.